Exhibit 10.1

EMPLOYMENT AGREEMENT

AMENDMENT NO. 2

This Amendment No. 2 (the “Amendment”) to the Employment Agreement dated August 18, 2021, as amended by Amendment No. 1 thereto effective on August 15, 2022 (collectively the “Amended Agreement”), by and between Cameron J. Hoyler (the “Executive”) and PolarityTE, Inc., a Delaware corporation (“PTE”), and PolarityTE MD, Inc., a Nevada corporation (“MD”) (PTE and MD are collectively referred to herein as the “Company”) is made this 13th day of March 2022. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed thereto in the Amended Agreement.

WHEREAS, the Company and the Executive wish to modify the title, working hours, compensation, and other terms of employment between the Company and Executive contained in the Amended Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. All changes to the Amended Agreement set forth in this Amendment will apply prospectively only after the date hereof. After the date hereof the term “Agreement” as used in the Amended Agreement shall mean the Amended Agreement as amended by this Amendment.

2. Section 3(a) of the Amended Agreement is amended by deleting all of Section 3(a) and inserting the following provision in lieu thereof:

(a) Base Salary. The Company shall pay the Executive a base salary in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly, as follows: (i) for the period beginning August 16, 2022, and ending March 15, 2023, inclusive, $17,083.33 per month; (ii) for the period beginning March 16, 2023, and ending August 15, 2023, inclusive, $7,083.33 per month; and (iii) for each month subsequent to August 15, 2023, $7,083.33 per month. The Executive’s monthly base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

3. Section 8 of the Amended Agreement is amended by deleting all of Section 8 and inserting the following provision in lieu thereof:

8. Termination in connection with a Fundamental Transaction. If there is a Fundamental Transaction that closes on or before August 15, 2023, and Executive has not been terminated for Cause prior to such closing, Executive shall be entitled to receive: (a) a lump sum payment equal to $350,000 (b) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 3(g) above, but for which Executive has not yet been reimbursed; and (c) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect. For the sake of clarity, the Company is obligated to make the payment under Section 8(a) regardless of whether the Executive is employed by the Company at the time the Fundamental Transaction closes, unless the Executive has been terminated for Cause prior to the closing of the Fundamental Transaction.

4. This Amendment and the Agreement, for all purposes, shall be construed in accordance with the laws of Utah without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Utah, county of Salt Lake. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

5. Except as specifically amended by this Amendment, all terms of the Amended Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For POLARITYTE, INC., and POLARITYTE MD, INC.

By:	/s/ Richard Hague
Name:	Richard Hague
Title:	Chief Executive Officer

EXECUTIVE

/s/ Cameron Hoyler
Cameron J. Hoyler

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